UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/08/2007

NYMEX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-30332

DE	13-4098266
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One North End Avenue, World Financial Center, New York , NY 10282-1101
(Address of principal executive offices, including zip code)

(212) 299-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On June 6, 2007, the Board of Directors (the "Board") of NYMEX Holdings, Inc. (the "Company") approved modifications to the Non-Employee Director Compensation Plan (the "Plan"). Acting through the Company's Compensation committee, the Board reviewed and evaluated the Plan to determine if it continued to reasonably compensate the Company's non-employee directors relative to the substantial services they continue to provide to the Company and to determine whether, and to what extent, the Company offers competitive remuneration that will permit the Company to attract and retain qualified non-employee directors. The Board's independent compensation consultants conducted a review and analysis of industry peers' non-employee director compensation practices. After careful consideration, the Compensation committee recommended, and the Board approved, the following:

1. Effective as of the next meeting of the Board, each non-employee director will receive a meeting fee of $1,200 for each Board meeting attended;

2. Effective as of June 6, 2007, the equity component (consisting of deferred stock units exercisable 6 months after termination of such director's Board service) of each non-employee director's annual retainer was increased by $10,000; and

3. Effective as of June 6, 2007, the annual cash Chairperson retainer for each of the Audit, Compensation and Corporate Governance and Nominating committees was increased from $15,000, $10,000 and $10,000, respectively, to $25,000, $20,000 and $20,000, respectively, and committee annual cash retainers for each of the Audit, Compensation and Corporate Governance and Nominating committees were increased from $10,000 for each committee to $15,000 for each committee.

Except as specifically indicated above, all other terms of the Plan remain in effect and as described in the section entitled "Compensation of Our Directors" of the NYMEX Proxy Statement, Schedule 14A, filed on April 9, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMEX Holdings, Inc.

Date: June 08, 2007	By:	/s/ Richard Kerschner
Richard Kerschner
SVP - Corporate Governance and Strategic Initiatives